Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of First Internet Bancorp on Form S-8 of our reports dated March 15, 2022 on our audits of the consolidated financial statements of First Internet Bancorp as of December 31, 2021 and 2020 and for the three-year period ended December 31, 2021 and our audit of the internal control over financial reporting of First Internet Bancorp as of December 31, 2021, which reports are included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

May 18, 2022